Exhibit 99.1
PHH Corporation Announces CFO Transition
Mt. Laurel, NJ, March 1, 2011 (Business Wire) — PHH Corporation (NYSE: PHH) today announced that Chief Financial Officer Sandra E. Bell is leaving the company to pursue other opportunities. The company also announced that it has appointed David Coles, of the global professional services firm Alvarez & Marsal, to serve as interim CFO while it conducts a search for Bell’s successor.
Coles joined Alvarez & Marsal in 1996 and currently serves as a Managing Director based in New York. He was previously at Arthur Andersen & Co., both in the United Kingdom and in New York. He has worked in a variety of CFO and COO management and senior advisory roles in several industries including financial services and consumer products. Since 2008, Coles has served as a director of Euro-Pro Holdings, Inc. He holds a B.Sc. (Hons) in economics and accounting from the University of Wales Institute of Science & Technology. He has also passed the examinations of the Institute of Chartered Accountants in England & Wales.
Jerry Selitto, President and Chief Executive Officer, said, “Sandra Bell has played a critical role in PHH’s recent success. Under her leadership, we have significantly strengthened our liquidity position and improved core operating results. I want to thank her for her contributions, and all of us at PHH wish her the very best.
“We have retained Heidrick & Struggles to pursue a comprehensive search to identify a new CFO to help us continue to grow the efficiency and profitability of our mortgage and fleet operations. We are fortunate to be able to call upon the knowledge and experience of David Coles in this transition period. He brings to PHH a solid record of financial leadership, business transformation, and financial reporting and analytical skills, with relevant experience in the financial services sector.”
Commenting on the appointment of Coles, PHH Chairman Jim Egan said, “Jerry and his leadership team have made significant progress in executing the company’s transformation initiative. Leveraging David’s experience and expertise at this time will provide our management with valuable perspective on ways to strengthen our financial performance and execution capabilities.”
“I’m enthusiastic about the opportunity to work with Jerry, his management team and the Board in improving performance and building on the success of PHH’s transformation initiative,” said Coles. “The company’s unique positioning and array of service offerings give me great confidence that I can significantly assist in achieving its business objectives.”
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top five retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the Company and its subsidiaries, please visit the Company’s website at www.phh.com.
Contact:
Jonathan T. McGrain
856-917-0066

[1]	Inside Mortgage Finance, Copyright 2010